EXHIBIT 21.1

LIST OF SUBSIDIARIES

EXHIBIT 21.1

LIST OF SUBSIDIARIES

NAME OF SUBSIDIARY	STATE OF INCORPORATION

Data Propria, Inc.	Nevada

Indaba Group, Inc.	Delaware

Parscale Digital, Inc.	Nevada